                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          COPLEY PHARMACEUTICAL, INC.
                                       AT

                          $11.00 NET PER SHARE IN CASH
                                       BY

                           CARIBOU MERGER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                         TEVA PHARMACEUTICALS USA, INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                     TEVA PHARMACEUTICAL INDUSTRIES LIMITED

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
        CITY TIME, ON SEPTEMBER 13, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 9, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG TEVA PHARMACEUTICALS USA, INC., CARIBOU MERGER CORPORATION AND COPLEY PHARMACEUTICAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY, INCLUDING THE MEMBERS OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT, HOECHST CORPORATION, WHICH BENEFICIALLY OWNS APPROXIMATELY 51% OF THE OUTSTANDING SHARES, HAS AGREED, AMONG OTHER THINGS, TO TENDER ITS SHARES PURSUANT TO THE OFFER.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT ON A FULLY-DILUTED BASIS (EXCLUDING OPTIONS THE EXERCISE PRICE OF WHICH IS EQUAL TO OR GREATER THAN $11.00 PER SHARE) AND (II) ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS

August 16, 1999

                               TABLE OF CONTENTS

INTRODUCTION.....................................................    1

THE TENDER OFFER.................................................    3
 1.  Terms of the Offer..........................................    3
 2.  Acceptance for Payment and Payment for Shares...............    5
 3.  Procedures for Tendering Shares.............................    6
 4.  Withdrawal Rights...........................................    8
 5.  Certain U.S. Federal Income Tax Consequences................    9
 6.  Price Range of Shares; Dividends............................   10
 7.  Effect of the Offer on the Market for Shares, Nasdaq Listing
     and Exchange Act Registration...............................   10
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Teva, Teva USA and
     Purchaser...................................................   14
10.  Source and Amount of Funds..................................   17
11.  Background of the Offer; Purpose of the Offer and the
     Merger; the Merger Agreement and Certain Other Agreements...   17
12.  Plans for the Company; Other Matters........................   32
13.  Dividends and Distributions.................................   34
14.  Certain Conditions of the Offer.............................   34
15.  Certain Legal Matters and Regulatory Approvals..............   35
16.  Fees and Expenses...........................................   37
17.  Miscellaneous...............................................   38

SCHEDULE I -- Information Concerning Directors and Executive Officers of
              Purchaser,
              Teva USA and Teva.

TO THE HOLDERS OF COMMON STOCK OF
COPLEY PHARMACEUTICAL, INC.:

                                  INTRODUCTION

     Caribou Merger Corporation, a Delaware corporation ("Purchaser"), hereby offers to purchase all the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Copley Pharmaceutical, Inc., a Delaware corporation (the "Company"), at $11.00 per Share, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Purchaser was formed in connection with the Offer and the transactions contemplated thereby. Purchaser is a direct wholly owned subsidiary of Teva Pharmaceuticals USA, Inc., a Delaware corporation ("Teva USA"). Teva USA is an indirect wholly owned subsidiary of Teva Pharmaceutical Industries Limited, a corporation organized under the laws of Israel ("Teva"). For information concerning Teva USA and Teva, see Section 9.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999 (the "Merger Agreement"), among Teva USA, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the satisfaction or waiver of the conditions to the merger set forth in the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Teva USA. At the effective time of the Merger (the "Effective Time"), subject to certain exceptions, each issued and outstanding Share will be converted into the right to receive the Offer Price or such higher price as may be paid in the Offer (the "Merger Consideration"), less any required withholding taxes. The obligations of Teva USA under the Merger Agreement have been guaranteed by Teva. The Merger Agreement is more fully described in Section 11.

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Lehman Brothers Inc. ("Lehman Brothers"), which is acting as dealer manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Whitehall Bank & Trust Company, which is acting as the depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), INCLUDING THE MEMBERS OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     CIBC World Markets Corp., the Company's financial advisor ("CIBC"), has delivered to the Company Board its written opinion, dated August 9, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the cash consideration to be received by the Company's stockholders (other than Hoechst Corporation ("HC") and its affiliates) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommenda-tion Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS ON THE DATE OF PURCHASE (EXCLUDING OPTIONS THE EXERCISE PRICE OF WHICH IS EQUAL TO OR GREATER THAN THE OFFER PRICE) (THE "MINIMUM CONDITION") AND (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     As a condition and inducement to Teva USA and Purchaser entering into the Merger Agreement, concurrently with the execution of the Merger Agreement, Teva USA, Purchaser and HC, which beneficially owns approximately 51% of the outstanding Shares, entered into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which HC agreed, among other things, to tender its Shares pursuant to the Offer. See Section 1.

     The Merger Agreement provides that promptly upon acceptance for payment of, and payment by Purchaser for, all Shares tendered and not withdrawn pursuant to the Offer, Purchaser will be entitled to designate such number of directors on the Company Board as will give Purchaser representation on the Company Board equal to that number of directors, rounded up to the next whole number (and in no event less than a majority of the Company Board), which is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (a) such number of Shares accepted for payment and paid for by Purchaser or otherwise owned by Purchaser and its affiliates bears to (b) the number of Shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected. The Company has agreed, subject to applicable law, to take all action requested by Purchaser necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder relating to Purchaser's designees to the Company Board. In connection with the foregoing, the Company has agreed to promptly, at the option of Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected to the Company Board as provided above. Notwithstanding the foregoing, Teva USA and Purchaser have agreed that, until the Effective Time, the Company Board will have at least two directors who were directors on the date of the Merger Agreement and who are otherwise not (A) employees, officers, directors, appointees, nominees or affiliates of HC or any of its affiliates (other than the Company), Teva USA or Purchaser or any of their affiliates or (B) employees or officers of the Company (the "Independent Directors"). Following the election or appointment of Purchaser's designees to the Company Board as provided above, the vote of the Independent Directors shall be required to authorize any matter relating to the Merger Agreement or the Merger, including, without limitation, any termination or amendment of the Merger Agreement by the Company, any extension of time for the performance of any obligation of Teva USA or Purchaser under the Merger Agreement or any waiver of compliance by Teva USA or Purchaser with any provision of the Merger Agreement for the benefit of the holders of the Shares.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation (a "short-form merger"). If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares on a fully-diluted basis. Even if Purchaser does not own 90% of the outstanding Shares on a fully-diluted basis following consummation of the Offer, Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Purchaser presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a vote of stockholders will be required to adopt the Merger Agreement under the DGCL and a significantly longer period of time may be required to effect the Merger. See Section 1. If the Minimum Condition has been satisfied in connection with the Offer, however, Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other stockholder.

     According to the Company, as of the close of business on July 30, 1999, 19,343,766 Shares were issued and outstanding. For purposes of the Offer, in determining the number of Shares outstanding calculated on a "fully diluted basis," there will be included the number of Shares outstanding, together with Shares issuable pursuant to employee stock option or similar benefit plans, or otherwise, with an exercise or purchase price per Share that is less than the Offer Price. Based upon the foregoing, the Minimum Condition would be satisfied if at least 10,100,928 Shares were validly tendered in the Offer and not properly withdrawn. Concurrently with the execution of the Merger Agreement, Teva USA, Purchaser and HC, which beneficially owns 9,934,100 Shares, entered into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which HC agreed, among other things, to tender its Shares pursuant to the Offer. In addition, certain officers and directors of the Company have indicated their intent to tender 1,199,957 Shares beneficially owned by such officers and directors.

     As of the date of this Offer to Purchase, neither Teva, Teva USA nor Purchaser beneficially owns any Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on September 13, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act, and the other conditions set forth in Section 14. Subject to the provisions of the Merger Agreement, including those provisions described in the following two paragraphs, and the applicable rules and regulations of the SEC, Purchaser reserves the right to modify the terms of the Offer and, if, by the Expiration Date, any condition to the Offer is not satisfied, Purchaser may (but is not obligated to) (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to tendering stockholders or (ii) waive such unsatisfied condition (other than the Minimum Condition) to the extent permitted by law and the Merger Agreement and purchase all Shares validly tendered. The rights reserved by Purchaser in this and the following two paragraphs are in addition to Purchaser's rights to terminate the Offer as described in Section 14.

     Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) change the conditions to the Offer (other than to increase the Offer Price), (iv) impose additional material conditions to the Offer, (v) waive satisfaction of the Minimum Condition, (vi) terminate or withdraw the Offer or extend the Expiration Date (except as required by law) or (vii) amend any term of the Offer in any manner adverse to the Company's stockholders. Notwithstanding the foregoing, (x) Purchaser may in its sole discretion, waive any condition to the Offer (other than the Minimum Condition), in whole or in part, (y) Purchaser may extend the Expiration Date in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC or (z) if all of the conditions to the Offer set forth in Section 14 hereof are not satisfied on any scheduled Expiration Date, and if all of such conditions are then still reasonably capable of being satisfied prior to the Termination Date (as defined below), Purchaser shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond the Termination Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such stockholder's Shares. Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, whether or not it exercises its rights to extend the Offer. For purposes of this Offer to Purchase, "Termination Date" shall mean October 31, 1999, provided that if on October 31, 1999 the only condition to the Offer that has not been satisfied or waived is the condition relating to the expiration or termination of any applicable waiting periods under the HSR Act, then "Termination Date" shall mean December 31, 1999.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding on a fully-diluted basis, Purchaser may extend the Offer for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date. Any condition satisfied or waived at the commencement of such final extension period (other than a requirement of law) shall be deemed satisfied at the end of such extension period. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the

Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A

BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or a member in good standing of a recognized Medallion Signature Guarantee Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after August 9, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     BACKUP WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 15, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under the DGCL, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). The following discussion does not address all of the U.S. federal income tax considerations that may be applicable to each particular Holder and does not address any state, local, foreign or other tax considerations. Accordingly, Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of sale pursuant to the Offer or the Merger, as the case may be. Certain limitations apply to the use of capital losses.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Company's Shares are quoted on the Nasdaq National Market (Symbol:
CPLY). The following table sets forth the high and low sales prices per Share as reported on the Nasdaq National Market for each of the quarters indicated:

                                                               HIGH      LOW
                                                              ------    -----
Year Ended December 31, 1997:
  First Quarter.............................................  $ 9.63    $6.50
  Second Quarter............................................  $ 8.63    $4.63
  Third Quarter.............................................  $ 8.13    $5.75
  Fourth Quarter............................................  $ 8.88    $5.30
Year Ended December 31, 1998:
  First Quarter.............................................  $ 8.25    $6.00
  Second Quarter............................................  $ 7.00    $5.63
  Third Quarter.............................................  $11.38    $5.38
  Fourth Quarter............................................  $10.50    $6.00
Year Ended December 31, 1999:
  First Quarter.............................................  $12.00    $7.94
  Second Quarter............................................  $10.63    $8.06
  Third Quarter (through August 13, 1999)...................  $10.88    $8.34

     On August 9, 1999, the last full trading day prior to the public announcement of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sale price per Share reported on the Nasdaq National Market was $8.875. On August 13, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $10.875. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     As outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Company has never paid cash dividends on its common stock and the Company disclosed that, because the agreement governing its long-term indebtedness contains prohibitions on the payment of cash dividends, the Company has no present intention of paying any cash dividends in the foreseeable future.

     Pursuant to the Merger Agreement, the Company has agreed, from the date of the Merger Agreement until the date of payment for Shares by Purchaser in the Offer, not to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock without the prior written consent of Teva USA.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

     MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers (the "NASD") for continued inclusion in the Nasdaq National Market, which require that companies with more than $4,000,000 in net tangible assets (such as the Company) have at least 750,000 publicly held shares held by at least 400 holders of round lots, with a market value of $5,000,000, and have at least two registered and active market makers for the Shares. If the Shares are no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to included in the Nasdaq SmallCap Market unless, among other things, the number of holders of Shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for Shares, in which case the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose. The Company has informed Purchaser that, as of August 9, 1999, there were approximately 208 holders of record and that, as of close of business on July 30, 1999, 19,343,766 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of Shares.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in Shares becoming eligible for deregistration under the Exchange Act. Registration of Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     Teva USA intends to seek to cause the Company to seek termination of the listing of the Shares on the Nasdaq National Market and of the registration of the Shares under the Exchange Act as soon as practicable following completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the listing of the Shares on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purposes of loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Unless otherwise specified, the information concerning the Company contained in this Section 8 and elsewhere in this Offer to Purchase, including financial information, has been taken or derived from information furnished to Teva USA and Purchaser by the Company or on file with the SEC and other public sources, including, among other things, the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the six months ended June 30, 1999 and June 30, 1998. Although Teva, Teva USA and Purchaser do not have any knowledge that would indicate that any statements contained herein are untrue in any material respect, neither Teva, Teva USA nor Purchaser assumes any responsibility for the accuracy or completeness of the information contained herein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Teva, Teva USA or Purchaser.

     GENERAL. The Company, established in 1972, develops, manufactures, markets and distributes a broad range of multi-source pharmaceutical products. These products include prescription and over-the-counter ("OTC") drugs and are available in a variety of dosage forms consisting of tablets, solutions, suspensions, syrups, elixirs, jellies, creams, ointments and powders. The Company's product categories include, among others, preparations for neoplasms, endocrine system and metabolic diseases, anti-infective agents, central nervous system and sense organ drugs, respiratory system drugs, cardiovascular system drugs, vitamins and nutrients and skin preparations. The Company sells its products to prescription and OTC drug distributors, retail chains, wholesalers, hospitals, health maintenance organizations, other managed care entities and government agencies.

     The Company is a Delaware corporation with its principal offices located at 25 John Road, Canton, Massachusetts, 02021. The telephone number of the Company at such offices is (781) 821-6111.

     SUMMARY FINANCIAL INFORMATION. Set forth below is a summary of certain consolidated financial information with respect to the Company taken or derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the six months ended June 30, 1998 and June 30, 1999, each as filed by the Company with the SEC. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the SEC and other publicly available information. The consolidated financial information set forth below for the years ended December 31, 1996, 1997 and 1998 is derived from audited consolidated financial statements. The consolidated financial information set forth below for the six month periods ended June 30, 1998 and 1999 is unaudited.

                          COPLEY PHARMACEUTICAL, INC.

                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,               JUNE 30,
                                    ----------------------------------    --------------------
                                      1996          1997        1998        1998        1999
                                    --------      --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
  Net sales.......................  $123,461      $121,483    $133,497    $ 62,935    $ 50,814
  Income (loss) from operations...   (16,230)        2,426      10,458       4,178       2,109
  Net income (loss)...............   (12,673)(a)       564       7,068       3,159       1,499
  Fully diluted net income (loss)
     per share....................  $  (0.66)(a)  $   0.03    $   0.37    $   0.16    $   0.08
BALANCE SHEET DATA:
Working capital...................  $ 48,210      $ 60,144    $ 71,126    $ 62,304    $ 71,239
  Total assets....................   151,727       145,744     155,365     155,473     140,015
  Long-term debt..................     5,100         4,800       4,500       4,800       4,500
  Total shareholders' equity......   100,131       100,881     108,304     104,139     109,907

---------------
(a) Includes $3.5 million ($2.1 million after taxes; $0.11 per share) of restructuring expenses.

     CERTAIN COMPANY PROJECTIONS. In the course of discussions giving rise to the Merger Agreement (see Section 11), representatives of the Company furnished Teva USA with certain business and financial information that was not publicly available, including certain financial projections for fiscal 1999 through 2003 (the "Projections").

     The Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and the Projections are being included in this Offer to Purchase solely because they were furnished to Teva USA in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company, PricewaterhouseCoopers LLP, have neither examined nor compiled the Projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers LLP included in the Company's Annual Reports on Form 10-K referred to in this Offer to Purchase relate to the historical financial information of the Company, do not extend to the Projections and should not be read to do so.

     The Projections set forth below reflect numerous assumptions with respect to the general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's, Teva's, Teva USA's or Purchaser's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the Projections will be valid, and actual results may prove to be materially higher or lower than those contained in the Projections. The inclusion of the forward-looking information contained in the Projections should not be regarded as an indication that the Company, Teva, Teva USA, Purchaser or anyone else who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. Neither the Company, Teva, Teva USA, Purchaser nor any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections, and the Company has made no representation to Teva, Teva USA or Purchaser regarding the Projections. None of the Company, Teva, Teva USA, Purchaser or any other party intends publicly to update or otherwise publicly revise the Projections set forth below even if experience or future changes make it clear that the Projections will not be realized.

     The Projections, in capsulized format, are as follows:

                                                  ESTIMATES FOR THE YEARS ENDING DECEMBER 31,
                                              ----------------------------------------------------
                                                1999       2000       2001       2002       2003
                                              --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................  $111,129   $155,438   $175,403   $257,660   $277,307
  Net income................................     5,588     12,860     16,790     48,708     57,316
  Net income per share......................  $   0.29   $   0.67   $   0.88   $   2.55   $   3.00

     The foregoing Projections do not reflect or give effect to the Offer or the Merger and transactions related thereto (including the financing for the Offer) and, accordingly, are not necessarily indicative of the results of operations of the Company following the Offer or the Merger.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and therefore is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the SEC maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W.,

Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING TEVA, TEVA USA AND PURCHASER.

     GENERAL. Purchaser, a Delaware corporation and wholly owned subsidiary of Teva USA, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The address and telephone number for Purchaser is the same as that of Teva USA.

     Teva USA is one of the largest generic pharmaceutical companies in the United States. Teva USA manufactures products in a variety of dosage forms and markets and sells generic pharmaceuticals throughout the United States. Teva USA has its principal office at 650 Cathill Road, Sellersville, Pennsylvania 18960. The telephone number for Teva USA is (215) 256-8400.

     Teva USA is wholly owned by Teva Pharma B.V., a corporation organized under the laws of the Netherlands ("Teva Pharma"), which, in turn, is wholly owned by Teva Pharmaceutical Industries Limited, a corporation organized under the laws of the State of Israel. Teva Pharma is a holding company. Its principal office is located at 3640 AE Mijdrecht, Post Box 206, Holland.

     Teva is a fully integrated pharmaceutical company producing drugs in all major therapeutic categories, with a leading presence in the U.S. generics market. As the largest pharmaceutical company in Israel, Teva has successfully utilized its integrated production and research capabilities to establish a worldwide pharmaceutical business focusing on the growing demand for generic drugs and the opportunities for proprietary branded products for niche therapeutic categories. Through its indirect wholly owned subsidiary Teva USA, Teva is among the leading generic drug companies in the United States. Teva's operations are conducted directly and through subsidiaries in Israel, Europe, the United States and several other countries. Its principal office is located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-9267267. Teva's Ordinary Shares are listed on the Tel Aviv Stock Exchange, and its ADRs are quoted on the Nasdaq National Market under the symbol "TEVIY."

     The name, citizenship, address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Teva, Teva USA and Purchaser, as well as certain other information, are set forth in Schedule I hereto.

     Except as set forth below, during the last five years, none of Teva, Teva USA and Purchaser nor, to the best knowledge of Teva, Teva USA and Purchaser, any of the persons or entities listed in Schedule I hereto (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Mr. Eli Hurvitz, President and Chief Executive Officer of Teva and a director of Teva USA, was sentenced to the payment of a fine of 700,000 NIS ($170,000) and a suspended sentence of 18 months for a period of 3 years for the same charge following the decision in December 1998 to convict him on charges of assisting a third party in the avoidance of income taxes. Mr. Eli Hurvitz was acquitted of all other charges. The Executive Committee of Teva's Board of Directors convened a meeting following the sentencing of Mr. Hurvitz. The Executive Committee heard the opinion of Amihud Ben-Porath, who serves as an outside counsel to the Board, to the effect that the sentence does not constitute an impediment to Mr. Hurvitz's continuing to serve as Teva's Chief Executive Officer and Director. The Executive Committee again considered the best interests of Teva and its shareholders and has decided to reiterate the Board's request to Mr. Hurvitz to continue in his present office. In addition, it expressed its full confidence and support in him. During March 1999, Mr. Hurvitz filed an appeal to Israel's Supreme Court. The State of Israel has appealed the decision to acquit Mr. Eli Hurvitz from the additional charges and the decision regarding the sentence.

     SUMMARY FINANCIAL INFORMATION. Set forth below is a summary of certain consolidated financial data with respect to Teva taken or derived from Teva's Annual Report on Form 20-F for the year ended

December 31, 1998 (File No. 0-16174) and Teva's Report of Foreign Issuer on Form 6-K for the month of August 1999, each as filed by Teva with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Teva with the SEC, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports may be examined and copies thereof may be obtained from the offices of the SEC and the Nasdaq National Market System in the manner set forth below. The consolidated financial information set forth below for the years ended December 31, 1996, 1997 and 1998 is derived from audited consolidated financial statements. The consolidated financial information set forth below for the six month periods ended June 30, 1998 and 1999 is unaudited. Teva prepares its consolidated financial statements in accordance with generally accepted accounting principles in Israel and generally accepted accounting principles in the United States. As applicable to Teva's financial statements, such accounting principles are practically identical in all material respects. Teva believes that any differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Teva, Teva USA and Purchaser to provide the necessary funds to pay for the Shares to be acquired pursuant to the Offer and the Merger.

                     TEVA PHARMACEUTICAL INDUSTRIES LIMITED

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS
                                                FISCAL YEAR ENDED                      ENDED
                                                   DECEMBER 31,                      JUNE 30,
                                       ------------------------------------   -----------------------
                                          1996         1997         1998         1998         1999
                                       ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA
  Sales..............................  $  953,783   $1,116,897   $1,115,928   $  515,722   $  581,360
  Operating Income...................     109,504*     152,907*     116,541*      49,828*      85,716
  Net income (loss)..................      73,422*     101,493*      68,830*      42,184*      59,396
BALANCE SHEET DATA
  Working capital....................  $  204,166   $  241,185   $  238,600   $  244,794   $  302,474
  Total assets.......................   1,241,415    1,188,385    1,435,998    1,284,787    1,436,099
  Long-term debt, net of current
     maturities......................     161,100      129,889      201,699      200,332      203,557
  Stockholder's equity...............     534,189      611,982      658,806      640,990      696,507
---------------
* After deducting the following non-recurring expenditures:
  Operating Income...................  $   19,790   $   21,000   $   28,530   $    9,500           --
  Net income.........................  $   14,890   $   21,000   $   28,511   $       48           --

     AVAILABLE INFORMATION. Teva is subject to those informational filing requirements of the Exchange Act that are applicable to foreign private issuers. Teva is currently exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such Act. Teva is not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject thereto. In accordance with the Exchange Act, Teva files reports and other information with the SEC. Such reports should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C.

20549. In addition, such material should also be available for inspection at the library of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

  TRANSACTIONS WITH THE COMPANY AND ITS AFFILIATES.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Teva, Teva USA or Purchaser, or, to the best knowledge of Teva, Teva USA and Purchaser, any of their respective affiliates or any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC Except as set forth in this Offer to Purchase, none of Teva, Teva USA or Purchaser nor, to the best knowledge of Teva, Teva USA and Purchaser, any of their respective affiliates or any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company.

     In the first quarter of 1995, Teva and Teva USA entered into a collaborative arrangement with Marion Merrell Dow Inc. (which subsequent to its acquisition by Hoechst Aktiengesellschaft ("Hoechst") became known as Hoechst Marion Rousssel, Inc. ("HMR")), an affiliate of HC, for the distribution and marketing in North America of Copaxone(R) (Glatiramer Acetate), Teva's product for the treatment of relapsing remitting multiple sclerosis. Under this arrangement, the parties formed a jointly owned partnership, Teva Marion Partners, to be responsible for the marketing and promotion of Copaxone(R) in North America. Teva manufactures the product in Israel and supplies it to HMR through Teva USA. HMR purchases Copaxone(R) from Teva USA and sells and distributes it in the United States and Canada. During the fourth quarter of 1995, Teva entered into another collaborative arrangement with HMR for the marketing of Copaxone(R) in Europe and other markets. Under the terms of this arrangement, upon receipt of appropriate regulatory approvals, Copaxone(R) will be co-promoted in certain European countries, and in others HMR will be the sole marketer and promoter. Copaxone(R) will be manufactured by Teva in Israel, and HMR will purchase it from Teva and sell and distribute Copaxone(R) throughout Europe and in other markets. Under these agreements, Teva is entitled to receive initial payments of up to $50 million in the aggregate. To date, a total of $35 million has been received and, upon receipt of regulatory approvals for Copaxone(R) in certain European countries, additional payments of up to $15 million in the aggregate will become due. For the first six months of 1999, global in-market sales of Copaxone(R) (including in-market sales of Teva and HMR) totaled approximately $69.7 million.

     On November 26, 1996, Teva USA, HMR and the Company entered into three agreements related to the development of a generic equivalent of mesalamine asacol. Pursuant to such agreements, Teva USA (i) purchased certain assets of the Company related to the development of generic mesalamine for a purchase price of $1 million, payable within 180 days following the first commercial sale of generic mesalamine, (ii) received a sub-license from the Company of certain technology related to the development of generic mesalamine in exchange for an agreement to pay royalties to the licensor based on future net sales of generic mesalamine and (iii) received $1 million in funding from HMR to continue to pursue the development of generic mesalamine, such funds to be repaid within 180 days following the first commercial sale of generic mesalamine. Teva USA then pursued development of a generic equivalent of mesalamine but encountered a variety of technical difficulties. As a result, during the first six months of 1999, Teva USA decided to discontinue development of this product.

     In 1993, Teva USA and the Company, together with certain other entities, formed a joint venture for the purposes of manufacturing and marketing generic pharmaceutical products in the New Independent States of the former Soviet Union. At no time were the activities of such joint venture material to either Teva USA or the Company. The joint venture was wound down in 1998 and dissolved in 1999.

     BENEFICIAL OWNERSHIP OF THE COMPANY SECURITIES; CONTACTS WITH THE
COMPANY. The wife of Ronald A. Schultz, an executive officer of Teva USA, owns 500 Shares, which Shares were purchased in June 1994 for an average purchase price of $20.50 per Share. On March 26, 1999, Harold Snyder, a director of Teva and

Teva USA, purchased 5,000 Shares in brokered transactions for an average purchase price of $10.53 per Share. Except as otherwise set forth in this
Section 9, as of the date of this Offer to Purchase, none of Purchaser, Teva USA or Teva, nor, to the best knowledge of Purchaser, Teva USA and Teva, any of their respective affiliates or any of the persons listed in Schedule I hereto, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Purchaser, Teva USA or Teva, nor, to the best knowledge of Purchaser, Teva USA and Teva, any of their respective affiliates or any of the persons listed in Schedule I hereto, has effected any transactions in Shares during the past 60 days. Concurrently with the execution of the Merger Agreement, Teva USA, Purchaser and HC, which beneficially owns approximately 51% of the outstanding Shares, entered into the Stockholder Agreement pursuant to which HC agreed, among other things, to tender its Shares pursuant to the Offer. See Section 11.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $220 million. The consummation of the Offer and the Merger are not subject to any condition that Teva USA or the Purchaser obtain any requisite financing.

     Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution and/or a loan from Teva USA. Teva and Teva USA have received a letter from Bank Leumi USA and a letter from Bank Hapoalim B.M., each dated August 13, 1999 (the "Commitment Letters"), pursuant to which such banks have committed to provide Teva USA with term loans in an aggregate amount of up to $230 million. Each bank has committed to provide up to $115 million of such financing. Copies of the Commitment Letters are filed as exhibits to the Tender Offer Statement on Schedule 14D-1 of Teva, Teva USA and Purchaser (the "Schedule 14D-1"), and the following summary of the Commitment Letters is qualified in its entirety by reference thereto.

     Each Commitment Letter provides that (i) the applicable loan will mature one year from initial drawing date but not later than December 31, 2000, (ii) the rate of interest on such loan will be LIBOR plus .25% per annum, (iii) the proceeds of such loan will be used to provide the cash necessary to fund the Offer and the Merger and to pay any related expenses, (iv) such loan will be guaranteed in its entirety by Teva and supported by a negative pledge by Teva on all of its assets, (v) such loan may be prepaid, in whole or in part, on any interest payment date on 30 days' prior written notice and (vi) the commitment is subject to the condition that there shall not have occurred any material adverse change in the business, assets, liabilities, operations, conditions or prospects of Teva and its subsidiaries, taken as a whole.

     In addition, the commitment of each bank is subject to the negotiation, execution and delivery of a definitive credit agreement satisfactory to the parties thereto. Such credit agreements will contain customary covenants, terms, conditions, indemnities, representations, warranties and events of defaults.

     Teva USA anticipates that such borrowings would be repaid with internally generated funds (including, if the Merger is consummated, those of the Company) and from other sources which may include the proceeds of future refinancings. The plan for repayment will be based on Teva's and Teva USA's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Teva or Teva USA may deem appropriate.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

     As used in this Section 11, "Teva" means one or more of Teva, Teva USA or Caribou Merger Corporation.

     In the summer of 1996, members of management of the Company, directors of the Company and Teva conducted initial conversations regarding a possible strategic alliance or acquisition of the Company, and on July 12, 1996, a confidentiality agreement was executed. On October 18, 1996, a representative of CIBC, the Company's financial advisor, sent Peter R. Terreri, the Chief Financial Officer of Teva USA, information relating to the Company. A meeting between the senior management of the Company and representatives of Teva and their respective financial advisors was held in November 1996. Representatives of the parties exchanged information and held a number of conversations during the following several weeks.

     The Company periodically communicated the status of issues to representatives of Teva. On January 2, 1997, a representative of Lehman Brothers, Teva's financial advisors, submitted a non-binding proposal on behalf of Teva to acquire the Company for consideration of $7.50 per Share, which consideration would be payable in the form of subordinated convertible debentures of Teva. This indication of interest was subject to the satisfaction of certain conditions, including the satisfactory completion of legal and financial due diligence. The Company rejected the terms of such proposal. On January 29, 1997, a representative of Lehman Brothers submitted a revised proposal for consideration of $8.00 per Share, payable in subordinated convertible debentures. Discussions and due diligence continued on a sporadic basis over the next several months.

     On May 6, 1997, a representative of CIBC sent Teva information relating to the Company and a proposed draft merger agreement in order to solicit a revised formal proposal to acquire the Company. Teva was requested to comment on certain specified provisions of the proposed draft merger agreement as part of any proposal it submitted. On May 15, 1997, a representative of Lehman Brothers submitted a revised proposal on behalf of Teva to acquire the Company for cash consideration of $6.00 per Share, subject to the satisfaction of certain conditions including the satisfactory completion of legal and financial due diligence. A meeting between the senior management and representatives of the Company, Teva USA and HMR was held on May 27, 1997 to discuss the proposal and the status of the Company's business and regulatory issues. Based on the information disclosed by the Company at such meeting regarding such regulatory issues, Teva USA determined not to pursue a transaction at such time.

     On May 28, 1997, the Company announced that it had entered into a plea agreement pursuant to which it pled guilty to a criminal charge and agreed to pay a fine of $10.65 million. The Company also announced that it had agreed to an independent audit by the FDA of certain of the Company's products.

     Informal discussions continued from May 1997 through August 1997, and on August 26, 1997 members of senior management of Teva and Teva USA and their representatives met again with senior management of the Company and their representatives at the Company's offices in Canton, MA. Representatives of the parties exchanged information and held a number of conversations during the following several weeks.

     In October 1997, a representative of CIBC delivered a letter to Mr. William
A. Fletcher, President and Chief Executive Officer of Teva USA, requesting a proposal to acquire the Company. The Company furnished representatives of Teva USA with a draft merger agreement and instructions to mark it up as part of any proposal it submitted. Representatives of the parties exchanged information and held a number of conversations over the following two-week period. On November 14, 1997, Mr. Fletcher submitted a proposal on behalf of Teva USA to acquire the Company for cash consideration of $8.00 per Share. Teva USA indicated its willingness to structure the transaction as either a one-step merger or a tender offer. The proposal contained a number of preconditions and set forth a number of contractual issues that were subject to negotiation.

     Following delivery of this proposal through early January 1998, senior management and representatives of Teva USA and the Company and representatives of HMR and Hoechst convened numerous times, by telephone and in person, to exchange information and to progress toward definitive documentation relating to an acquisition by Teva USA of the Company on the basis of Teva USA's proposal. By the end of January 1998, Teva USA, the Company, HMR and Hoechst had been unable to reach agreement on several matters and intensive discussions ceased. From that time through May 1998, Teva and the Company from time to time discussed potential alternative forms of transactions.

     In a letter addressed to Lehman Brothers dated March 9, 1999, CIBC stated that HC had indicated an interest in selling its stake in the Company, and that the Company and HC expected to receive initial indications of interest by March 26, 1999. On March 26, 1999, Lehman Brothers delivered a letter on behalf of Teva to CIBC, expressing Teva's interest in acquiring 100% of the Company at a per share price of $13.00 to $15.00.

     On March 18, 1999, Teva USA entered into a second confidentiality/standstill agreement providing for, among other things, the receipt and treatment of confidential information regarding the Company. Representatives of the parties exchanged information and held a number of conversations during the following two-month period.

     On April 30, 1999, a representative of CIBC delivered a letter to Teva USA and its representatives setting forth the procedure for making final proposals to acquire the Company. This letter was accompanied by a draft of the Merger Agreement which contemplated the Offer and Teva USA was instructed to comment on the Merger Agreement as part of any proposal it submitted. During the following two-week period, representatives of the Company and Teva USA exchanged additional information and held a number of conversations on due diligence matters. On May 17, 1999, a representative of Lehman Brothers submitted a proposal on behalf of Teva to acquire the Company for cash consideration of $9.75 per Share subject to the satisfaction of certain conditions, and on May 26, 1999, Teva USA submitted its markup of the Merger Agreement.

     On May 28, 1999, representatives of CIBC informed Lehman Brothers that Teva had not submitted the most favorable proposal and requested that Teva submit a revised proposal. Teva declined and substantive discussions of any acquisition of the Company by Teva ceased. On or about July 8, 1999, a representative of CIBC informed Lehman Brothers that the Company had terminated an exclusivity agreement with another party and inquired whether Teva wished to reopen discussions regarding a possible acquisition. Teva, through representatives of Lehman Brothers indicated on July 9, 1999 an interest in proceeding. On July 9, 1999, legal counsel to the Company provided Teva USA with a revised draft of the Merger Agreement and invited Teva to comment on it.

     On July 15, 1999, a representative of Lehman Brothers submitted a written proposal on behalf of Teva to acquire the Company for cash consideration of $11.00 per Share subject to the satisfaction of certain conditions including a two-week period in which to negotiate exclusively with the Company. The Company responded that it desired to negotiate with Teva USA only on a non-exclusive basis and Teva USA agreed. On July 23, 1999, Teva USA provided representatives of the Company with a markup of the revised draft of the Merger Agreement and a comprehensive list of Teva USA's conditions to signing the Merger Agreement including, without limitation, execution of the Stockholder Agreement with the appropriate parties.

     On July 27, 1999, the legal advisors of the Company, Teva USA and HC negotiated certain provisions of the Merger Agreement in anticipation of a meeting of the Board of Directors of the Company the following day. On July 28, 1999, CIBC informed Lehman Brothers that the Board of Directors of the Company had determined to continue discussions with Teva USA on a non-exclusive basis with the hope of concluding a definitive Merger Agreement expeditiously. During the following one and one-half weeks, representatives of Teva USA negotiated the definitive Merger Agreement with the Company, the Stockholder Agreement, the Albuterol Representation Letter (as defined herein) and the Chia Tai Agreement (as defined herein) with representatives of HC and the Pentoxifylline Agreement Amendment (as defined herein) with representatives of the Company and HMR. These discussions were conducted primarily through telephone conversations. Also, during this one and one-half-week period, the Company and its representatives provided Teva USA and its representatives with additional information so that Teva USA was able to complete its due diligence investigation of the Company.

     At a special meeting of the Board of Directors of Purchaser held on August 6, 1999, the Board of Directors of Purchaser unanimously authorized Purchaser to enter into the transactions contemplated by the draft Merger Agreement and the then-pending discussions relating thereto.

     At a special meeting of the Board of Directors of Teva USA held on August 9, 1999, the Board of Directors of Teva USA unanimously approved the Merger Agreement, the other agreements to which it is a party and the transactions contemplated thereby including the Offer.

     At a special meeting of the Board of Directors of Teva held on August 9, 1999, the Board of Directors of Teva approved the Merger Agreement, the other agreements to which Teva USA is a party and the transactions contemplated thereby including the Offer by a unanimous vote of all directors present.

     At a special meeting of the Board of Directors of the Company held on August 9, 1999, the Company Board unanimously approved the Merger Agreement, the other agreements to which the Company is a party and the transactions contemplated thereby.

     Late in the evening on August 9, 1999, Teva USA, the Purchaser and the Company executed the Merger Agreement, Teva executed a guarantee of all of Teva USA's obligations under the Merger Agreement, and Teva USA, the Company, HC and HMR executed each of the other agreements to which they are parties. At approximately 1:00 a.m., New York City time, on August 10, 1999, Teva USA and the Company published a joint press release announcing the transaction.

     On August 16, 1999, Purchaser commenced the Offer.

  PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

     Stockholders who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and will instead have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, which summary qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 under the caption "Available Information." Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

     THE OFFER. The obligation of Purchaser to accept for payment any Shares tendered will be subject to the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act, and the other conditions set forth in Section 14. Subject to the provisions of the Merger Agreement, including those provisions described in the following two paragraphs, and the applicable rules and regulations of the SEC, Purchaser reserves the right to modify the terms of the Offer and, if, by the Expiration Date, any condition to the Offer is not satisfied, Purchaser may (but is not obligated to) (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to tendering stockholders or (ii) waive such unsatisfied condition (other than the Minimum Condition) to the extent permitted by law and the Merger Agreement and purchase all Shares validly tendered. The rights reserved by Purchaser in this paragraph and the following two paragraphs are in addition to Purchaser's rights to terminate the Offer as described in Section 14.

     Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) change the conditions to the Offer (other than to increase the Offer Price), (iv) impose additional material conditions to the Offer, (v) waive satisfaction of the Minimum Condition, (vi) terminate or withdraw the Offer or extend the Expiration Date (except as required by law) or (vii) amend any term of the Offer in any manner adverse to the Company's stockholders. Notwithstanding the foregoing, (x) Purchaser may in its sole discretion, waive any condition to the Offer (other than the Minimum Condition), in whole or in part, (y) Purchaser may extend the Expiration Date in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC and (z) if all of the conditions to the Offer set forth in Section 14 hereof are not satisfied on any scheduled Expiration Date, and if all of such conditions are then still reasonably capable of being satisfied prior to the Termination Date, Purchaser shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond the Termination Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such stockholder's Shares. Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, whether or not it exercises its rights to extend the Offer.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding on a fully-diluted basis, Purchaser may extend the Offer for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date. Any condition satisfied or waived at the commencement of such final extension period (other than a requirement of law) shall be deemed satisfied at the end of such extension period.

     THE MERGER; CONVERSION OF SECURITIES. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of Delaware law, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease, and the Company will be the Surviving Corporation and a wholly owned subsidiary of Teva USA. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares held by Teva USA, Purchaser or any other wholly owned subsidiary of Teva USA or the Company, and Shares with respect to which appraisal rights are properly exercised) will, by virtue of the Merger and without any action on the part of Purchaser, the Company, the holders of any Shares or the holders of any capital stock of Purchaser, be converted into the right to receive the Merger Consideration. Each Share held in the treasury of the Company and each Share owned by Teva or any direct or indirect wholly owned subsidiary of Teva USA immediately before the Effective Time, including Purchaser, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto. The shares of capital stock of Purchaser outstanding immediately prior to the Merger shall be converted into validly issued, fully paid and non-assessable shares of the common stock of the Surviving Corporation, which shares shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Teva USA. The obligations of Teva USA under the Merger Agreement have been guaranteed by Teva.

     The Merger Agreement further provides that, notwithstanding any provision of the Merger Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with Delaware law (including, but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost (through failure to perfect or otherwise) such stockholder's right to such appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by Delaware law. Notwithstanding the foregoing, if any stockholder who demands appraisal of such stockholder's Shares under Delaware law shall effectively withdraw or lose such stockholder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such stockholder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Shares certificate(s).

     Except as otherwise provided below, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

     DIRECTORS. The Merger Agreement provides that promptly upon acceptance for payment of, and payment by Purchaser for, all Shares tendered and not withdrawn pursuant to the Offer the ("Offer Closing Date"), Purchaser will be entitled to designate such number of directors on the Company Board as will give Purchaser representation on the Company Board equal to that number of directors, rounded up to the next whole number (and in no event less than a majority of the Company Board), which is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (a) such number of Shares accepted for payment and paid for by Purchaser or otherwise owned by Purchaser and its affiliates bears to (b) the number of Shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected.

     The Company has agreed, subject to applicable law, to take all action requested by Purchaser necessary to effect any such election. In connection with the foregoing, the Company has agreed to promptly, at the option of Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected to the Company Board as provided above. In the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time of the Merger such Company Board shall have at least two Independent Directors. Following the election or appointment of Purchaser's designees to the Company Board as provided above, the vote of the Independent Directors shall be required to authorize any matter relating to the Merger Agreement or the Merger, including, without limitation, any termination or amendment of the Merger Agreement by the Company, any extension of time for the performance of any obligation of Teva USA or Purchaser under the Merger Agreement or any waiver of compliance by Teva USA or Purchaser with any provision of the Merger Agreement for the benefit of the holders of the Shares.

     TREATMENT OF STOCK OPTION PLANS AND STOCK PURCHASE PLANS. The Merger Agreement provides that at the Effective Time, each then outstanding option to purchase Shares under the Company's 1986 Incentive Stock Option Plan, 1990 Stock Option Plan, Amended and Restated 1992 Stock Plan, 1992 Non-Employee Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans," which term expressly does not include the Company's 1992 Employee Stock Purchase Plan (the "Common Stock Purchase Plan")), whether or not then exercisable or vested (individually, an "Option" and collectively, the "Options"), will be canceled, and each holder thereof will receive at the Effective Time from the Surviving Corporation for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference, if any, between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, any and all rights the holder had or may have had in respect of such Option shall terminate.

     Under the Merger Agreement, effective immediately prior to the Effective Time, the Company Board shall terminate the Common Stock Purchase Plan. Each participant in the Common Stock Purchase Plan will receive at the Effective Time from the Surviving Corporation in lieu of each Share that could have been purchased under the Common Stock Purchase Plan had the then applicable Payment Period (as defined in the Common Stock Purchase Plan) ended on such termination date, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the Option Price (as defined in the Common Stock Purchase Plan) determined with reference only to the first business day of the applicable Payment Period to the extent such difference is a positive number. All funds contributed to the Common Stock Purchase Plan which have not been used to purchase Shares as of the termination date will be returned, in cash, without interest, to participants of the Common Stock Purchase Plan as soon as administratively feasible after such termination date.

     STOCKHOLDER MEETING. The Merger Agreement provides that to the extent required by law, the Company will take all action necessary in accordance with Delaware law, the Company's certificate of incorporation and its by-laws to convene a stockholders' meeting as promptly as practicable following the Offer Closing Date to consider and vote upon the Merger, the Merger Agreement and the transactions contemplated thereby. The proxy statement used in connection with a Company Stockholders Meeting, if any is required, shall include the recommendation of the Company Board to the holders of Shares that they vote in favor of the adoption of the Merger Agreement and the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Merger Agreement.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to various matters, including the absence of certain changes or events concerning the Company's business, compliance with law, litigation, regulatory matters, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

     CONDUCT OF THE BUSINESS OF THE COMPANY. The Company has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Offer Closing Date, the Company will, with certain exceptions, conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and the Company will use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to prevent the loss, cancellation, abandonment, forfeiture or expiration of any intellectual property rights of the Company and its subsidiaries, to preserve in full force and effect all material licenses and approvals held by the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. Neither the Company nor any of its subsidiaries will, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Offer Closing Date, directly or indirectly do, or propose to do, any of the following, subject to certain exceptions, without the prior written consent of Teva USA:

          (i) amend or otherwise change the Company's or any of its subsidiaries' certificate of incorporation or by-laws;

          (ii) issue or sell, pledge, dispose or encumber, or authorize the issuance or sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its subsidiaries;

          (iii) sell, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries;

          (iv) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

          (v) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment therein (other than the acquisition of equity and debt securities of issuers for investment purposes where such securities represent less than 5% of the issuer's outstanding voting securities on an as-converted basis); (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice and except that the Company may incur short-term indebtedness for borrowed money in an amount not to exceed in the aggregate $1,000,000 on terms that do not include the payment of any prepayment penalty or premium and which the Company will repay within five
     (5) business days from the proceeds of maturing short-term investments; (C) enter into any agreement or arrangement that would have qualified as a Material Contract if it had been in effect on the date of the Merger Agreement, or amend or terminate any Material Contract; (D) authorize any capital expenditures or purchase of fixed assets or bioequivalence studies other than in the ordinary course of business; or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the Merger Agreement;

          (vi) amend or enter into any employment, severance or change of control agreement; increase the compensation payable or to become payable to its officers or employees; grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries; or establish, adopt, enter into, amend or terminate any Employee Plan except as may be required by law;

          (vii) take any action, other than as required by GAAP or the SEC, to change accounting policies or procedures;

          (viii) make any material tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

          (ix) waive or release any rights material to the Company and its subsidiaries or pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction (A) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice or (B) of claims for injury related to use of the Company's albuterol sulfate solution consistent with past practice; or

          (x) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect, prevent the Company from performing in any material respect or cause the Company not to perform in any material respect its covenants contained in the Merger Agreement or result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

     INDEMNIFICATION. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation of the Company as of the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder existing at the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     The Surviving Corporation and Teva USA have agreed, from and after the Effective Time, to indemnify, defend and hold harmless each person, to the fullest extent permitted under applicable law, who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (in whole or in part) any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) and to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law.

     Teva USA and the Surviving Corporation have also agreed, from and after the Effective Time, to honor all of the indemnity agreements entered into prior to the date of the Merger Agreement by the Company with its officers, employees, directors and consultants, whether or not such persons continue in their positions with Teva USA or the Surviving Corporation following the Effective Time.

     The Merger Agreement also provides that, from and after the Effective Time until at least six years after the Effective Time, Teva USA shall, or shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policies of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than the Company's policies in effect immediately prior to the Effective Time; provided, however, that neither Teva USA nor the Surviving Corporation will be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company for such coverage prior to the date of the Merger Agreement, in which event Teva USA shall purchase such coverage as is available for such 150% of such annual premium.

     NO SOLICITATION. The Company has agreed in the Merger Agreement that from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company will not nor shall it permit any of its subsidiaries or any of its or their respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) (collectively, the "Representatives") to, directly or indirectly:
(i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide to any person or entity any non-public information or data relating to the Company or any of its subsidiaries for the purposes of making, or take any other action to facilitate knowingly, the making of any Acquisition Proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal (as defined below), or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that, subject to the Company's compliance with the provisions of the Merger Agreement, nothing contained in the Merger Agreement will prevent the Company or the Company Board, prior to the adoption of the Merger Agreement at the Company Stockholders Meeting, from (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or Company Board is simultaneously terminating the Merger Agreement in accordance with its terms, (B) providing non-public information or data to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide, written Acquisition Proposal to the Company or its stockholders, if the Company Board, by action of a majority of Independent Directors determines in good faith after consultation with nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, after consultation with and based on the advice of outside legal counsel, is determined to be required by applicable law; provided, further, that except as otherwise permitted by the terms of the Merger Agreement, the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

     The Company has also agreed that it will (i) promptly, and in any event within 24 hours, notify Teva USA orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries which could reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making it,
(ii) (A) promptly, and in any event within 24 hours, notify Teva USA orally and in writing after receipt of any request for non-public information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any person that, to the Company's knowledge, is considering making, or has made, an Acquisition Proposal and (B) promptly provide to Teva USA any nonpublic information regarding the Company provided to any such person which was not previously provided to Teva USA, (iii) receive from any person identified in clause (ii) an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the confidentiality agreement with Teva USA prior to delivery of any such non-public information, and (iv) keep Teva USA advised on a prompt basis of the status of any such Acquisition Proposal, inquiry or request (including notifying Teva USA within 24 hours of any material changes to the terms and conditions of any Acquisition Proposal).

     The Company will not withdraw or modify, in any manner adverse to Teva USA, its approval or recommendation of the Merger Agreement or the Merger and will not approve or recommend an Acquisition Proposal, except in each case in connection with a Superior Proposal and then only upon or after the termination of the Merger Agreement pursuant to its terms.

     For purposes of the Merger Agreement, "Acquisition Proposal" will mean any of the following (other than the transactions between the Company, Teva USA and Purchaser contemplated by the Merger Agreement and the transactions contemplated by the Stockholder Agreement and the Registration Rights Agreement) involving the Company or any of its subsidiaries: (i) a proposal for any transaction pursuant to which any person or its affiliates (a "Third Party") proposes to acquire beneficial ownership of at least twenty percent (20%) of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise,
(ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least twenty percent (20%) of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger, consolidation or business combination including any of them) of the Company and its subsidiaries having a fair market value equal to or greater than twenty percent (20%) of the fair market value of all of the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     For purposes of the Merger Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal (i) for which financing, to the extent required, is committed, (ii) which in the good faith judgment of a majority of the Independent Directors is reasonably likely to be consummated without undue delay and (iii) which a majority of the Independent Directors determine in their good faith judgment (based upon the opinion (written or oral) of nationally-recognized independent financial advisors that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, and the person making the proposal, to be more favorable to the Company's stockholders than the Merger.

     CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company if and as required by Delaware law and the Company's certificate of incorporation and by-laws; (ii) expiration of termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and (iv) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied if (i) Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms thereof or (ii) Teva USA or any affiliate of Teva USA acquires any Shares other than pursuant to the Offer, which shares, when added to the shares acquired by Teva USA pursuant to any stock options and the Offer would result in Teva USA owning at least a majority of the outstanding Shares on a fully diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Price).

     TERMINATION. The Merger Agreement may be terminated and the Offer and Merger abandoned at any time prior to the Offer Closing Date or the Effective Time, under the following circumstances, notwithstanding approval thereof by the stockholders of the Company:

          (a) prior to the Effective Time, by mutual written consent of Teva USA and the Company for any reason, or by mutual action of their respective boards of directors;

          (b) prior to the Effective Time, by Teva USA or the Company if there shall be any law or regulation making the consummation of the Merger illegal or if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a non-appealable final order, decree or ruling or takes any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (c) prior to the Offer Closing Date, by the Company if (i) any of the representations and warranties of Teva USA or Purchaser set forth in the Merger Agreement shall fail to be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties), in each case as of a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), or (ii) either Teva USA or Purchaser shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in the Merger Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given by the Company to Teva USA or Purchaser and (y) the Termination Date;

          (d) prior to the Offer Closing Date, by Teva USA if (i) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in the Merger Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given by Purchaser to the Company and (y) the Termination Date;

          (e) prior to the Effective Time, by Teva USA or the Company, if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), if required, the requisite vote of the stockholders of the Company is not obtained (provided that in order for Teva USA to terminate the Merger Agreement pursuant to this provision Teva USA must have voted or caused to be voted the Shares beneficially owned by it or its affiliates in favor of the Merger and the Merger Agreement);

          (f) prior to the Effective Time, by the Company, if prior to the adoption of the Merger Agreement at the Company Stockholders Meeting the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of the non-solicitation covenant described in the section above entitled "No Solicitation," (ii) the Company Board shall have authorized the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Teva USA in writing that it intends to enter into such an agreement, (iii) during the ten (10) business day period after the Company's notice, (A) the Company offers to negotiate with, and, if accepted, negotiates in good faith with, Teva USA to attempt to make such commercially reasonable adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Merger and (B) the Company Board concludes, after considering the results of such negotiations and the revised proposals made by Teva USA, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five
     (5) business days following the
     ten (10) business day period referred to above, and (v) no termination pursuant to this provision shall be effective unless the Company shall simultaneously make the payment of the termination fee required by the Merger Agreement;

          (g) prior to the Offer Closing Date, by the Company, if Purchaser fails to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer;

          (h) prior to the Offer Closing Date, by the Company, (x) if the Offer expires or is withdrawn or terminated without any Shares being purchased thereunder or (y) if no Shares are purchased thereunder on or prior to the Termination Date; provided, however, that the Company's right to terminate the Merger Agreement pursuant to clause (y) of this provision will not be available to the Company if the Company is in material breach of the Merger Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated; or

          (i) prior to the Offer Closing Date, by Teva USA, (A) if the Offer is withdrawn or terminated without any Shares being purchased thereunder, whether or not the Offer has commenced, or (B) if no Shares have been purchased thereunder on or prior to the Termination Date, or (C) if the Stockholder Agreement shall have been terminated by HC in accordance with its terms; provided, however, that Teva USA's right to terminate the Merger Agreement pursuant to this provision shall not be available to Teva USA if Purchaser has withdrawn or terminated the Offer or failed to extend the Offer in breach of the Merger Agreement or if Teva USA or Purchaser is in material breach of the Merger Agreement and such breach is the proximate cause of the failure of the Offer to be consummated.

     FEES AND EXPENSES. Except as otherwise provided below, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees, costs and expenses.

     The Merger Agreement provides that, in the event the Company terminates the Merger Agreement pursuant to clause (c) under the section above entitled "Termination," Teva USA shall reimburse the Company for its actual, reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an aggregate amount not to exceed $1,500,000. In the event Teva USA terminates the Merger Agreement pursuant to clause (d) under the section above entitled "Termination" or the Company terminates the Merger Agreement pursuant to clause (f) of such section, the Company shall reimburse Teva USA and Purchaser for its actual, reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an aggregate amount not to exceed $1,000,000.

     The Merger Agreement also provides that, under the following circumstances, the Company shall pay to Teva USA a fee equal to $10,000,000 (the "Termination Fee"): (i) the Company terminates the Merger Agreement pursuant to clause (f) under the section above entitled "Termination"; or (ii) Teva USA terminates the Merger Agreement pursuant to clause (d) under the section above entitled "Termination" and on or prior to the 180th day after the date of termination the Company enters into a definitive agreement providing for a Qualified Acquisition and on or prior to the first anniversary of the date of termination, such Qualified Acquisition is consummated.

     For purposes of the Merger Agreement, a "Qualified Acquisition" shall mean an Acquisition Proposal in which the amount to be received with respect to each Share equals or exceeds the Merger Consideration.

  STOCKHOLDER AGREEMENT

     The following summary of the material terms of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Stockholder Agreement filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     In connection with the execution of the Merger Agreement, HC, which beneficially owns 9,934,100 Shares, or approximately 51% of the issued and outstanding Shares (the "HC Shares"), entered into the

Stockholder Agreement with Teva USA. Pursuant to the Stockholder Agreement, HC has agreed to tender the HC Shares pursuant to the Offer.

     AGREEMENT TO TENDER. HC has agreed to validly tender and not to withdraw, pursuant to the terms of the Offer, not later than the fifth business day after commencement of the Offer, the HC Shares. For the HC Shares validly tendered in the Offer and not withdrawn, HC will be entitled to receive an amount per share equal to the Offer Price.

     AGREEMENT NOT TO DISPOSE OR ENCUMBER SHARES/HOECHST OFFERING. HC has agreed that, except pursuant to the Offer, during the term of the Stockholder Agreement, it will not, without prior written consent of Teva USA and Purchaser,
(i) offer or agree to sell, transfer, tender, assign, pledge, encumber, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender pledge, encumbrance, assignment or other disposition of any or all of the HC Shares, or any interest therein, (ii) grant any proxies or powers of attorney, deposit any of the HC Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of the HC Shares, or (iii) to take any action that could reasonably be expected to make any representation or warranty of HC under the Stockholder Agreement incorrect or result in a breach of the Stockholder Agreement by HC or of the Merger Agreement by the Company. Additionally, HC has agreed that the HC Shares will bear a legend stating that they are subject to the restrictions on transfer contained in the Stockholder Agreement. HC has also agreed to waive any appraisal rights it may have under the Stockholder and Merger Agreements.

     However, in order to assure that HC will have the flexibility to dispose of at least a portion of the HC Shares in 1999, the Stockholder Agreement provides that HC will have the right to withdraw and sell up to 4,967,050 of the HC Shares (the "Offering Shares") to up to ten (10) persons after October 31, 1999 provided that the purchasers of the Offering Shares in turn agree to tender the Offering Shares into the Offer. To facilitate such a possible sale, HC has been permitted (i) to take customary actions in preparation for a registered or unregistered secondary offering of the Offering Shares (a "Hoechst Offering") (including conducting discussions and negotiations with prospective placement agents and due diligence activities involving the Company, and drafting any related registration statement or offering circular); (ii) after September 30, 1999, to file with the Securities and Exchange Commission any registration statement for a Hoechst Offering, distribute any related prospectus or other offering circular for a Hoechst Offering and any amendments or supplements thereto to prospective investors, and commence marketing efforts with respect to a Hoechst Offering; and (iii) after October 31, 1999, to consummate any Hoechst Offering with respect to the Offering Shares; provided, that sales of the Offering Shares shall be made to no more than ten (10) Persons and HC will cause each Person who or which acquires Offering Shares in any Hoechst Offering to agree in writing, in form and substance reasonably satisfactory to Teva USA, to have with respect to such Offering Shares the same rights and obligations under the Stockholder Agreement as HC (except that no such Person shall have the right to withdraw the Offering Shares from the Offer or transfer such Shares other than pursuant to the Offer). Any breach by any such Person of any such obligations would be deemed a breach of the Stockholder Agreement by HC.

     VOTING OF SHARES. In the Stockholder Agreement, HC has agreed that from the date thereof until the termination of the Stockholder Agreement, at any meeting of the Company's stockholders (whether annual or special, and whether or not an adjourned or postponed meeting), however called or in connection with any written consent of the Company's stockholders, HC will vote the HC Shares (i) in favor of the approval and adoption of the Merger and each of the other actions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of HC under the Stockholder Agreement or that would impede, interfere with, delay, postpone or adversely affect the Merger or the transactions contemplated thereby or by the Stockholder Agreement. HC has also agreed to vote against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination, involving the Company or any of its subsidiaries; (B) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (C) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the certificate of incorporation or by-laws of the Company; (D) any change in the majority of the Company Board; (E) any other change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreement.

     TERMINATION. The Stockholder Agreement shall terminate and be of no further force and effect automatically and without any required action of the parties thereto upon the earlier to occur (any such occurrence, a "Termination Event") of (a) the Effective Time; (b) the termination of the Merger Agreement by any party thereto in accordance with its terms; (c) Purchaser's failure to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer; (d) the termination of the Offer, or expiration of the Offer without Purchaser's having accepted for payment and paid for all Shares tendered pursuant thereto, provided that HC's right to terminate shall not be available to HC if it is then in material breach of the Stockholder Agreement and such breach is the proximate cause of the Offer having so expired or having been terminated; (e) any modification of any term or condition of the Offer which would require the prior written consent of the Company pursuant to certain provisions of the Merger Agreement in the form executed and delivered as of the date thereof (whether or not such consent is obtained); and (f) December 31, 1999. HC has also agreed to pay to Teva USA $10,000,000 in cash in same day funds if the Merger Agreement is terminated in accordance with its terms and the proximate cause of such termination was HC's breach of any of its representations or warranties under the Stockholder Agreement or HC's breach or failure to perform any of its covenants or agreements under the Stockholder Agreement.

     REPRESENTATIONS AND WARRANTIES. The Stockholder Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by HC as to ownership, organization, power and authority, the absence of any conflicts with charter documents and contracts or failure to make required filings and consents, execution, delivery and performance, lack of encumbrances and reliance.

     NO SOLICITATION. HC has agreed in the Stockholder Agreement that during the term of the Stockholder Agreement, except in connection with a Hoechst Offering it will not, directly or indirectly, through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Teva USA, Purchaser and any of their Affiliates) relating to (i) any acquisition of all or any of the HC Shares or
(ii) any transaction that constitutes an Acquisition Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. Without the prior written consent of Teva USA, and except in connection with a Hoechst Offering, HC and its Affiliates shall not, and shall instruct their respective Representatives not to, issue any press release or make any public statement or take any action that would otherwise require any public disclosure concerning the Merger, the Offer or the transactions contemplated by the Merger Agreement or the Stockholder Agreement; provided, however, that HC may, without the prior written consent of Teva USA, issue such press release or make such public statement or take such action as may upon the advice of counsel be required by law, if it has provided prior notice to Teva USA and used all reasonable efforts to consult with Teva USA.

  CHIA TAI AGREEMENT

     Teva USA indicated its unwillingness to enter into the Merger Agreement unless Teva USA was provided an option to terminate the Company's indirect interest in the China Joint Venture. Accordingly, the Company and HC have entered into a Purchase and Sale Agreement, dated as of August 9, 1999 (the "Chia Tai Agreement"), relating to Wuxi Chia Tai-Copley Pharmaceutical Limited, a corporation formed under the laws of the Peoples Republic of China (the "China Joint Venture"). The following summary of the material terms of the Chia Tai Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Chia Tai Agreement filed as an exhibit to the
Schedule 14D-1 and incorporated herein by reference.

     The Company and Chia Tai Healthcare Group, a Hong Kong corporation, formed Chia Tai-Copley Pharmaceutical Limited, a corporation formed under the laws of the British Virgin Islands (the "BVI Joint Venture"). The BVI Joint Venture and other investors formed the China Joint Venture, and in December 1995 the Company and HC reached an agreement that HC would purchase (the "Purchase") the Company's approximate 49% interest in the BVI Joint Venture for $2,107,000 (the "Purchase Price"). The BVI Joint Venture owns approximately 85% of the China Joint Venture.

     Pursuant to the Chia Tai Agreement, at any time prior to the six month anniversary of the Offer Closing Date (the "Put Expiration Date"), HC shall, within ten (10) days of a written request by the Company, purchase all of the Company's ownership interest in the BVI Joint Venture for the Purchase Price. HC also agreed to assume any and all liabilities of the Company or Teva USA existing as of the time of the Purchase and arising out of the BVI Joint Venture or the China Joint Venture, provided that the Company agreed that until the earlier of the time of the Purchase and the Put Expiration Date, it would not incur any liabilities in respect of or arising out the BVI Joint Venture or the China Joint Venture without the prior consent of HC.

     If Purchaser shall not have purchased all Shares tendered pursuant to the Offer, then the Chia Tai Agreement shall terminate automatically upon the occurrence of a Termination Event under the Stockholder Agreement.

  PENTOXIFYLLINE AGREEMENT AMENDMENT

     Since January 1, 1997, the Company has been a party to an agreement relating to the distribution of Pentoxifylline, a drug manufactured by HMR. Teva USA, as a condition to entering into the Merger Agreement, required that this agreement be terminated. Accordingly, on August 9, 1999, the Company and HMR entered into the Pentoxifylline Agreement Amendment (the "Pentoxifylline Agreement Amendment") regarding certain changes to the parties' existing Pentoxifylline Agreement dated as of January 1, 1997 (the "Original Pentoxifylline Agreement"). The following summary of the material terms of the Pentoxifylline Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Pentoxifylline Agreement Amendment filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     The Pentoxifylline Agreement Amendment provides that after the Offer Closing Date HMR will continue to receive, with respect to sales by the Company of Pentoxifylline, 80% of the Copley Net Profit Margin (as defined in the Pentoxifylline Agreement) if such number is positive, but in no event will HMR be charged with any losses if such Copley Net Profit Margin is a negative amount. The determination of Copley Net Profit Margin shall not give effect to any shelf stock adjustments after the Offer Closing Date.

     The Pentoxifylline Agreement Amendment also provides that after the Offer Closing Date the Company's obligation to purchase and HMR's obligation to supply Pentoxifylline shall be limited to (i) 100% of the quantity set forth in the Company's last forecast delivered before the Offer Closing Date for the three calendar months following the month in which the Offer Closing Date occurs; and
(ii) 50% of the Company's forecast referred to in clause (i) above for the fourth, fifth and sixth calendar months following the month in which the Offer Closing Date occurs. HMR may sell Pentoxifylline to other parties on the earlier of (i) the beginning of the fourth month after the month in which the Offer Closing Date occurs and (ii) the beginning of the first month in which the Company's forecast is 50% or less of the forecast for July 1999. The Pentoxifylline Agreement Amendment provides that the Original Pentoxifylline Agreement shall terminate at the end of the sixth calendar month following the month in which the Offer Closing Date Occurs, except for such rights and obligations relating to Pentoxifylline purchased by the Company prior to such termination. If Purchaser shall not have purchased all Shares tendered pursuant to the Offer, then the Pentoxifylline Agreement Amendment shall terminate automatically upon the occurrence of a Termination Event under the Stockholder Agreement.

  ALBUTEROL REPRESENTATION LETTER

     As a condition to its entering into the transaction, Teva USA required HC to provide it with a letter of assurance regarding the continued availability of insurance coverage of HC and its affiliates related to the
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

albuterol product liability litigation following the consummation of the Merger. In a letter, dated August 9, 1999 (the "Albuterol Representation Letter"), HC represented, warranted and confirmed to both the Company and Teva USA that: (a) product liability claims based on injuries alleged to have been caused by the Company's Albuterol products are covered, and after the Offer and the Merger will continue to be covered, under insurance policies of Hoechst and its affiliated companies, subject to (1) the conditions of such policies; (2) the existing letter agreements (the "Insurance Agreements") among the Company, Hoechst and certain of such insurers relating to the Albuterol settlement agreement; and (3) in the case of the coverage to which the Insurance Agreements are not applicable, the requirement that such injuries are alleged to have been caused after November 11, 1993 and prior to the consummation of the Offer; (b) as to the limits on the Company's co-insurance obligation with respect to Albuterol product liability claims under the Insurance Agreements; and (c) that in connection with the Insurance Agreements, neither HC nor the Company has, except as set forth in the Insurance Agreements, executed any waiver of coverage under HC's and its affiliated companies' insurance policies relating to injuries alleged to have been caused by the Company's Albuterol products. The foregoing summary of the material terms of the Albuterol Representation Letter does not purport to be complete and is qualified in its entirety by reference to the copy of the Albuterol Representation Letter filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

12. PLANS FOR THE COMPANY; OTHER MATTERS

     PLANS FOR THE COMPANY. If Purchaser obtains control of the Company pursuant to the Offer, Teva USA expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     Except as described in this Offer to Purchase, neither Teva USA nor Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of the Company's subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of the Company's subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its board of directors or management.

     Subject to the terms and conditions of the Merger Agreement, Teva, Teva USA or Purchaser or any of their affiliates may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer.

     STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Purchaser will vote, or cause to be voted, all of the Shares then owned by Purchaser or any of its affiliates in favor of the approval of the Merger and the adoption of the Merger

Agreement. In the event that Purchaser acquires in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, it would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     SHORT-FORM MERGER. Section 253 of DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of
Section 253 of DGCL. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares on a fully-diluted basis. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Purchaser presently intends to effect a short-form merger if permitted to do so under the DGCL.

     APPRAISAL RIGHTS Stockholders do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the Offer Price or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING DESCRIPTION OF THE DGCL AND SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     GOING PRIVATE TRANSACTIONS The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the Merger Consideration is not less than the Offer Price.

However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders receive consideration less than that paid pursuant to the Offer, in either case at a time when Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the Merger or such alternative transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Company has agreed that, from the date of the Merger Agreement until the date of payment for Shares by Purchaser in the Offer, neither the Company nor its subsidiaries will (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, but subject in each case to the terms of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which, together with any Shares now owned by Purchaser and its affiliates, constitutes at least a majority of the Shares outstanding on a fully-diluted basis ("on a fully-diluted basis" having the meaning, as of any date: the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other similar benefit plans, or otherwise, with an exercise or purchase price per Share that is less than the Offer Price) or (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and before acceptance for payment of such Shares any of the following events shall occur and be continuing:

          (A) any U.S. or foreign governmental entity or foreign, federal, state or local court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (other than the application to the Offer and the Merger of applicable waiting periods under the HSR Act) which is in effect and which (1) prevents or prohibits consummation of the Offer or the Merger, (2) prohibits or limits the ownership or operation by the Company, Teva USA or any of their affiliates or subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes material limitations on the ability of Teva USA, Purchaser or any other subsidiary of Teva USA to hold or exercise effectively full rights of ownership of the Shares, including, without limitation, the right to vote the Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby,
     (4) requires divestiture by Teva USA, Purchaser or any other affiliate of Teva USA of the Shares, or (5) requires Teva USA, the Company or any of their respective affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking, except in the case of clauses (2), (3), (4) and (5) for any prohibition, limitation or requirement which would not, individually or in the aggregate, in the reasonable judgment of the board of directors of Teva USA, materially and adversely impact the economic or business benefits to Teva USA and its affiliates of the transactions contemplated by the Merger Agreement or the ability of Teva USA to conduct its business (including, without limitation, its product development efforts) substantially in the manner such business is being conducted as of the date of the Merger Agreement;

          (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality limitations contained therein) shall not be true and correct and failure of such representations and warranties to be so true and correct in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

          (C) the Company shall not have performed or complied in all material respects with its obligations under the Merger Agreement to be performed or complied with by it;

          (D) the Merger Agreement shall have been terminated in accordance with its terms;

          (E) there shall have occurred a material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, excluding any change resulting from or attributable to general economic conditions;

          (F) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market in the United States for a continuous period of five (5) days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation by any U.S. or foreign governmental entity on the extension of credit by banks or other lending institutions in the United States, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Teva USA shall have determined that there is a reasonably likelihood that such event would have a material adverse significance to Teva USA, its subsidiaries, the Company and its subsidiaries, all taken as a whole, or (v) in the case of any of the foregoing existing at the time of execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (G) the Company Board shall have (i) withdrawn or modified in a manner adverse to Teva USA its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer, (ii) shall have recommended an Acquisition Proposal or (iii) shall have adopted any resolution to effect any of the foregoing;

which, in the judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Except as set forth below, based upon its examination of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, neither Teva USA nor Purchaser is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and the Company's subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company, Teva, Teva USA or Purchaser, that certain parts of the businesses of the Company, Teva, Teva USA or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with (i) in order to obtain such approval or other action or (ii) in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company Board has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of Delaware Law, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2. There may be similar antitrust requirements in other jurisdictions.

     On August 10, 1999, Teva, Teva USA and Purchaser filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Teva, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Teva, the waiting period would be extended for an additional ten calendar days following substantial compliance by Teva with such request. Thereafter, the waiting period could be extended only by court order or with the consent of Teva. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 14.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Teva, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information, and information provided to Teva by the Company, relating to the businesses in which the Company and its subsidiaries are engaged, Purchaser has determined that the Company and Teva both conduct similar businesses in certain geographic areas. Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 14 for certain conditions to the Offer, including conditions with respect to certain government actions.

     MARGIN CREDIT REGULATIONS. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Offer will be funded by an unsecured loan. Accordingly, the Margin Regulations will not apply to the funding of the Offer.

16. FEES AND EXPENSES.

     Purchaser has retained MacKenzie Partners, Inc. to serve as the Information Agent and IBJ Whitehall Bank & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Lehman Brothers is acting as Dealer Manager for the Offer and as exclusive financial advisor to Teva USA and Purchaser in connection with the proposed acquisition of the Company, for which services Lehman Brothers will receive customary compensation. Lehman Brothers and certain related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of Lehman

Brothers' engagement. In the ordinary course of business, Lehman Brothers and its affiliates may actively trade or hold the securities of Teva and the Company for their own account or for the account of customers and, accordingly, may at any time hold long or short position in such securities.

     Except as set forth above, neither Teva, Teva USA nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF TEVA, TEVA USA OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Teva, Teva USA and Purchaser have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Sections 8 and 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

CARIBOU MERGER CORPORATION

August 16, 1999

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, TEVA USA AND TEVA

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is c/o Teva Pharmaceuticals USA, Inc. 650 Cathill Road, Sellersville, Pennsylvania 18960. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of the United States except Mr. Fletcher who is a citizen of the United Kingdom and Mr. Egosi, who is also a citizen of Israel.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS,
NAME AND BUSINESS ADDRESS           POSITIONS, OFFICERS OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------          --------------------------------------------------------------------
George Barrett                     Executive Vice President since formation. President -- U.S.
                                   Pharmaceuticals and Chief Operating Officer of Teva USA since
                                   February 1999. Mr. Barrett served as President and CEO of Diad
                                   Research Inc. from 1997 until 1999, and President of the U.S.
                                   Pharmaceuticals Division of Alpharma Inc. from 1990 until 1997.

Richard S. Egosi, Esq.             Secretary since formation. Mr. Egosi also serves as Vice President and General Counsel of Teva USA since 1999. Mr. Egosi served as
                                   Assistant General Counsel to Teva from May 1995 until March 1999. In
                                   1994, prior to his employment by Teva, Mr. Egosi was an attorney in private practice.

William A. Fletcher                Director and President since formation. Mr. Fletcher also serves as
                                   Director of Teva USA since 1985, President and Chief Executive
                                   Officer of Teva USA since 1983, and as Vice President -- North
                                   American Pharmaceutical Sales of Teva since 1995.

Peter H. Jakes, Esq.               Director and Assistant Secretary since formation. Mr. Jakes also
Willkie Farr & Gallagher           serves as a Director of Teva USA, a position he has held since 1991,
787 Seventh Avenue                 and has been a partner at the law firm of Willkie Farr & Gallagher
New York, NY 10019                 since 1979.

Peter R. Terreri                   Vice President and Treasurer since formation. Mr. Terreri serves as
                                   Senior Vice President, Financing & Manufacturing of Teva USA. He
                                   served as a Vice President of Teva USA from 1994 until 1996. Mr.
                                   Terreri also serves as Chief Financial Officer of Teva USA, a position he has held since 1991.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF TEVA USA. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Teva USA and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 650 Cathill Road, Sellersville, Pennsylvania 18960. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Teva USA. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States. Information for Messrs. Barrett, Egosi, Fletcher, Jakes and Terreri is set forth above under "Directors and Executive Officers of Purchaser."

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS,
NAME AND BUSINESS ADDRESS           POSITIONS, OFFICERS OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------          --------------------------------------------------------------------
George Barrett                     See biographical information of Mr. Barrett set forth in "Directors and Executive Officers of Purchaser" above.
Carole S. Ben-Maimon               Senior Vice President, Research & Development since 1996. Dr. Ben-
                                   Maimon served as Vice President, Medical & Regulatory Affairs from
                                   1993 to 1996 of Lemmon Company (the predecessor of Teva USA), and
                                   Director, Clinical Pharmacology of Wyeth-Ayerst from 1991 to 1993.
Abraham E. Cohen                   Director since 1996. Mr. Cohen works as an independent consultant.
  100 United Nations Plaza         He serves as a director of Agouron Pharmaceuticals, Inc., Akzo NV.,
  New York, NY 10017               Chugai Pharmaceutical Co. Ltd., Smith Barney (Mutual Funds) and
                                   Pharmaceutical Development, Inc.
Richard S. Egosi, Esq.             See biographical information of Mr. Egosi set forth in "Directors and Executive Officers of Purchaser" above.
William A. Fletcher                See biographical information of Mr. Fletcher set forth in "Directors and Executive Officers of Purchaser" above.
Eli Hurvitz                        Director since 1985. Director of Teva since 1968. Mr. Hurvitz serves as President and Chief Executive Officer of Teva, a position he has held since 1976, and serves as a Director of Vishay Intertechnology and Koor Industries Ltd. Mr. Hurvitz is a citizen of Israel.
Peter H. Jakes, Esq.               See biographical information of Mr. Jakes set forth in "Directors and Executive Officers of Purchaser" above.
Professor Elon Kohlberg            Director of Teva USA since 1991 and Director of Teva since 1987.
  Room 235                         Professor Kohlberg is a Mathematician and Economist and has been a
  Morgan Hall                      Professor of Business Administration at Harvard University for the
  15 Harvard Way                   past five years. Professor Kohlberg is a citizen of both the United
  Harvard Business School          States and Israel.
  Boston, MA 02163
Charles F. Krippendorf             Mr. Krippendorf serves as Vice President of Sales at Gate
                                   Pharmaceuticals, a division of Teva USA since 1996. From 1994 until
                                   1996, Mr. Krippendorf served as Vice President of Sales of Lemmon
                                   Company (the predecessor of Teva USA).
William S. Marth                   Vice President of Generic Sales & Marketing since 1999. Mr. Marth served as Director of National Sales and Marketing of Bristol Myers
                                   Squibb from 1998 until 1999, and Product Manager, Multi-Source
                                   Pharmaceuticals for Bristol Myers Squibb from 1997 until 1998.
                                   Director of Pharmacy for Price Chopper Supermarkets Golub
                                   Corporation from 1994 until 1997.
Richard Nase                       Vice President of Accounting since 1996. Prior to 1996, Mr. Nase served as Director of Accounting at Lemmon Company (the predecessor of Teva USA) for over twenty years.
Bob Pearson                        Mr. Pearson has served as Vice President of Human Resources since
                                   1996. From July 1996 until September 1996, Mr. Pearson was a Vice
                                   President at Webcraft Technologies, and from 1995 until July 1996,
                                   Mr. Pearson served as a Vice President at Philadelphia Gas Works,
                                   Inc.
Ronald A. Schultz                  Mr. Schultz has served as Vice President of Quality Management of
                                   Teva USA and its predecessor, Lemmon Company since 1992.
Peter R. Terreri                   See biographical information of Mr. Terreri set forth in "Directors and Executive Officers of Purchaser" above.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS,
NAME AND BUSINESS ADDRESS           POSITIONS, OFFICERS OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------          --------------------------------------------------------------------
Harold L. Snyder                   Director since 1996. Mr. Snyder also serves as a Director of Teva
  1965 Broadway                    since 1996. Mr. Snyder served as Senior Vice President, Bulk
  New York, N.Y. 10023             Chemicals from May 1996 until May 1999. Mr. Snyder founded Biocraft
                                   Laboratories, Inc. in 1964 and served as its President until its acquisition by Teva in 1996.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF TEVA. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Teva and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Teva. Unless otherwise indicated, all directors and executive officers listed below are citizens of Israel.

                                   DIRECTORS

NAME                       ADDRESS                PRESENT OCCUPATION       MATERIAL OCCUPATION -- LAST FIVE YEARS
----                       -------                ------------------       --------------------------------------
Eli Hurvitz        41 Hasaifan St. Ramat     Director since 1968.          President and CEO of Teva
                   Hasharon Israel           Director of Teva USA since    Pharmaceutical Industries Limited
                                             1985. President and CEO.      since 1976.
Meir Amit          11 Hibat Zion St. Ramat   Director since 1997.          Chairman of Spacecom, Director of
                   Gan Israel                Chairman of Spacecom.         Lapidot, Israeli Chemicals Ltd., DSI,
                                                                           Zion Insurance Company, Mobilecom and
                                                                           Israel Fund PLC.
Haim Bental        1 Danin St. Tel Aviv      Director since 1969. Retired  Retired Judge.
                   Israel                    Judge.
Victor Carter      10375 Wilshire Blvd.,     Director since 1980. Retired  Retired Businessman; Mr. Carter is a
                   Los Angeles, Ca 90024     Businessman.                  citizen of the United States.
Ruth Cheshin       15 Caspi St. Jerusalem    Director since 1989.          Ms. Cheshin serves as President of the
                   Israel                    President of the Jerusalem    Jerusalem Foundation.
                                             Foundation.
Abraham E. Cohen   100 United Nation Plaza   Director since 1992.          Retired since January 1992. For 30
                   New York, NY 10017        Independent consultant.       years Mr. Cohen worked at Merck &
                                                                           Company and was Senior Vice President.
                                                                           Mr. Cohen is a citizen of the United
                                                                           States.
Amir Elstein       50 Ha'alon St. Jerusalem  Director since 1995. General  Various positions at Intel Electronics
                   Israel                    Manager Intel Electronics     Ltd. Jerusalem and Intel Corp.
                                             Ltd. Jerusalem.
Martin Gerstel     7 Ethiopia St. Jerusalem  Director since 1995.          CEO & Co-Chairman of Alza Corporation
                   Israel                    Independent consultant and    from 1987 until 1993. Mr. Gerstel is a
                                             President of Shomar Corp., a  citizen of the United States.
                                             private investment company
                                             since 1993.
Dr. Meir Heth      8 Hameshoreret Zelda St.  Chairman of the Board since   Private economic consultant since 1989
                   Jerusalem Israel          1994. Director since 1977.    and professor at the law school in the
                                             Private economic consultant   College of Management since 1993.
                                             and professor at the law
                                             school in the College of
                                             Management.
Gad Horn           16 Shai Agnon St.         Director since 1976.          Managing Director of Paca Industries
                   Jerusalem Israel          Consultant at Teva.           Ltd. from 1991 until 1995.

NAME                       ADDRESS                PRESENT OCCUPATION       MATERIAL OCCUPATION -- LAST FIVE YEARS
----                       -------                ------------------       --------------------------------------
Prof. Elon         Room 235 Morgan Hall 15   Director since 1987.          Professor of Business Administration
  Kohlberg         Harvard Way Harvard       Director of Teva USA since    at Harvard Business School since 1973.
                   Business School Boston,   1991. Professor of Business   Professor Kohlberg is a citizen of
                   MA 02163                  Administration at Harvard     both the United States and Israel.
                                             Business School.
Jonathan B.        Hasadot 15 Kfar           Director since 1990. Vice     Vice Chairman and CEO of Koor
  Kolber           Shmariahu Israel          Chairman and CEO of Koor      Industries Ltd.; President of Claridge
                                             Industries Ltd.               Israel Inc. since 1989. Mr. Kolber is
                                                                           a citizen of Canada and of Israel.
Dov Lautman        14 Oppenheimer St. Tel    Director since 1995.          Chairman and formerly CEO of Delta
                   Aviv Israel               Chairman of Delta Galil       Galil Industries Ltd. since 1975.
                                             Industries Ltd.
Israel Levin       109 Yeffe Nof St. Haifa   Director since 1991.          Attorney in private practice since
                   Israel                    Attorney in private           1970.
                                             practice.
Prof. Moshe Many   18 Elisha Rodin St.       Director since 1987.          The former manager of Ramat Marpeh
                   Givataim Israel           President of International    Hospital from 1992 until 1995.
                                             School of Management.
Daniel Mirkin      1 King David Blvd. Tel    Director since 1989. Senior   Senior partner at the law firm of
                   Aviv Israel               partner at the law firm of    Daniel Mirkin & Co. since 1980.
                                             Daniel Mirkin & Co.
Avihu Olshanski    3 Bait Zuri Tel Aviv      Director since 1997. Venture  Chairman of Clal (Israel) and chairman
                   Israel                    capitalist and financial      or director at several of its
                                             consultant.                   subsidiaries.
Boaz Paz           19 Herzfeld St. Hod       Director since 1994. Co-      Co-Managing Director Biometrix Ltd.
                   Hasharon Israel           Managing Director Biometrix   since 1992.
                                             Ltd. since 1992.
Yaacov Y. Salomon  2040 Sea and Sun St. Tel  Director since 1975.          Attorney and Businessman. Mr. Salomon
                   Aviv Israel               Attorney and Businessman.     is a citizen of each of Israel, the
                                                                           United Kingdom and Germany.
Prof. Michael      Weizmann Institute of     Director since 1987.          Professor of Immunology at the
  Sela             Science Rehovot Israel    Professor of Immunology at    Weizmann Institute of Science. He has
                                             the Weizmann Institute of     been working at the Weizmann Institute
                                             Science.                      of science since 1950. Deputy chairman
                                                                           of the Board of Governors -- Weizmann
                                                                           Institute of Science -- from 1985
                                                                           until 1994.
Dov Shafir         52 Henrietta Szold St.    Director since 1969.          Businessman & Chairman of the Teva
                   Haifa Israel              Chairman of the Teva          Executive Committee.
                                             Executive Committee.
Sami Shamoon       91 Old Brompton Rd.       Director since 1989. Owner    Owner and Chairman-Yakhin Hakal Ltd.,
                   London SW7 3LD, England   and Chairman-Yakhin Hakal     since 1991; President Buckingham &
                                             Ltd.                          Lloyds Ltd. since 1980. Mr. Shamoon is
                                                                           a citizen of Portugal.
Ori Slonim         Bet Zifman 8 Raananna     Director since 1998.          Advocate.
                   Israel                    Advocate.
Beryl Snyder       10 W. 66th St., New       Director since 1998.          V/P and General Counsel of Teva USA
                   York, NY 10023            Attorney and Businesswoman.   from 1996 until 1997. V/P and General
                                                                           Counsel of Biocraft Laboratories Inc
                                                                           from 1990 until 1996. Ms. Snyder is a
                                                                           citizen of the United States.

NAME                       ADDRESS                PRESENT OCCUPATION       MATERIAL OCCUPATION -- LAST FIVE YEARS
----                       -------                ------------------       --------------------------------------
Harold L. Snyder   1965 Broadway             Director since 1996.          Senior Vice President, Bulk Chemicals
                   New York, NY 10023        Director of Teva USA since    of Teva USA from May 1996 until May
                                             1996. Retired Businessman.    1999. Mr. Snyder founded Biocraft
                                                                           Laboratories, Inc. in 1964 and served
                                                                           as its President until its acquisition
                                                                           by Teva in 1996. Mr. Snyder is a
                                                                           citizen of the United States.
Dan S. Suesskind   2 Zeruia St.              Director since 1981. Chief    CFO of Teva Pharmaceutical Industries
                   Jerusalem                 Financial Officer.            Ltd. since 1977.
                   Israel

                               EXECUTIVE OFFICERS

NAME                       ADDRESS                PRESENT OCCUPATION       MATERIAL OCCUPATION -- LAST FIVE YEARS
----                       -------                ------------------       --------------------------------------
Eli Hurvitz        41 Hasaifan St.           President and CEO.            President and CEO of Teva
                   Ramat Hasharon                                          Pharmaceutical Industries Limited
                   Israel                                                  since 1976.
Aharon Agmon       8 Hadera St.              V/P International             V/P International Pharmaceutical Sales
                   Tel Aviv                  Pharmaceutical Sales.         since 1989.
                   Israel
Haim Benjamini     17 Hazorea St.            V/P Human Resources.          V/P Human Resources since 1989.
                   Kfar Shmariahu
                   Israel
William A.         650 Cathill Rd.           President -- Teva USA since   President -- Teva USA (formerly Lemmon
  Fletcher         Sellersville PA 18960     1983; V/P -- North American   Company) since 1983. Mr. Fletcher is a
                                             Pharmaceutical Sales since    citizen of the United Kingdom.
                                             1995.
Haim Hurvitz       6 Amnon Vetamar St.       V/P -- European               V/P European Pharmaceutical Sales
                   Gan Herzelia              Pharmaceutical Sales.         since 1995. Served as General Manager
                   Israel                                                  of Teva's European office from 1993
                                                                           until 1994.
Rodney Kasan       11 Hadekel St             V/P Generic Product           Director of Pharmaceutical Research
                   Kiryat Ganim              Development since 1999.       and Development for the Operations
                   Raananna                                                Division from 1995 until 1999. Head of
                   Israel                                                  Pharmaceutical Research and
                                                                           Development from 1980 until 1995.
Israel Makov       20 Hanarkis St            Executive Vice President      V/P -- Business Development from 1995
                   Karmay Yossef             since 1999.                   until 1999. CEO of Gottex Ltd. from
                   Israel                                                  1993 until 1995.
Meron Mann         19 Kehilat Vilna          V/P -- Chemical Division.     V/P -- Chemical Division since 1990.
                   Ramat Hasharon
                   Israel
Moshe Manor        21 Hahadas St.            V/P -- Teva Israel            V/P -- Teva Israel Pharmaceutical
                   Tel Mond                  Pharmaceuticals.              Sales since 1995. General Manager of
                   Israel                                                  Labeled Products from 1993 until 1995.
David Reisman      14 Dov Hoz At.,           VP Pharmaceutical Operations  Director of Quality Assurance-
                   Netanya                   since 1999.                   Chemical Division from 1996 until
                   Israel                                                  1999. Employed by Teva since 1980.

NAME                       ADDRESS                PRESENT OCCUPATION       MATERIAL OCCUPATION -- LAST FIVE YEARS
----                       -------                ------------------       --------------------------------------
Eli Shohet         30 Hagana St.             V/P Business Development.     Director of Business Development for
                   Kiryat Ono                                              Teva's API division from 1996 until
                   Israel                                                  1999. President of Plantex USA from
                                                                           1993 until 1996.
Dr. Aaron          5 Rambam St.              V/P Global Product Marketing  V/P -- Copaxone(R) Division from 1995
  Schwartz         Mevaseret Zion            since 1999.                   until 1999. V/P Business
                   Israel                                                  Development/Export Division from 1993
                                                                           until 1995.
Dan S. Suesskind   2 Zeruia St.              Chief Financial Officer.      Chief Financial Officer since 1977.
                   Jerusalem
                   Israel
Dr. Ben-Zion       113 Hashalom St.          V/P -- Innovative Research &  V/P -- Research & Development from
  Weiner           Mevaseret Zion            Development.                  1989 until 1991.
                   Israel
Jacob Winter       26 Hachalutz St.          V/P -- Global Pharmaceutical  V/P -- Manager Pharmaceutical
                   Jerusalem                 Manufacturing since 1999.     Operations from 1991 until 1998.
                   Israel

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                       IBJ WHITEHALL BANK & TRUST COMPANY

           By Mail:                      By Facsimile:            By Hand/Overnight Delivery:
          P.O. Box 84                   (212) 858-2611                 One State Street
     Bowling Green Station      Confirm Facsimile by Telephone:       New York, NY 10004
    New York, NY 10274-0084                                          Attention: Securities
Attention: Reorganization Dept.         (212) 858-2103              Processing Window, SC-1

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender materials may also be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [Mackenzi logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free: (800) 322-2885

                            ------------------------

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                            3 World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                          Call collect: (212) 526-2411
                                       or
                                 (212) 526-2843